Exhibit 4.8

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ARKYSODA, INC.

The undersigned, being a natural person of the age of twenty-one years or more, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the Arkansas Business Corporation Act, hereby certifies the following Amended and Restated Articles of Incorporation as follows:

1.             The name of this corporation is changed from Arkysoda, Inc., to Mid Continent Distributors, Inc.

2.             The nature of the business of the corporation and the object or purposes proposed to be transacted, promoted or carried on by it, are as follows:

(a)           To engage in the business of wholesale sale and distribution of tobacco products, candies and sundries.

(b)           To buy, sell, lease, use, develop, mortgage, improve and otherwise deal in and dispose of all types of real or personal property in connection with the conduct of a business enterprise carried on by the Corporation.

(c)           To buy, sell, acquire and otherwise deal in or dispose of stock in other corporations.

(d)           To exercise all of the powers enumerated in Section 4 of the Arkansas Business Corporation Act and to conduct any other business enterprise not contrary to law.

3.             The period of existence of this corporation shall be perpetual.

4.             The registered office of this corporation shall be located at 2200 Worthen Bank Building, Little Rock, Arkansas 72201; and the name of the registered agent of this corporation at that address is John R. Tisdale.

5.             The total amount of the authorized capital stock of this corporation is 2,000 shares of common voting stock with $1.00 par value each.

6.             This corporation shall not commence business until at least $300.00 has been received as consideration for the issuance of shares.

7.             The name and post office address of each incorporator is as follows:

NAME	POST OFFICE ADDRESS
C. E. Lanphier	9 Berwyn Drive Little Rock, Arkansas 72212

8.             The number of Directors constituting the initial Board of Directors shall be one (1).  At the meeting of the shareholders next following the time when the number of shareholders of record shall be more than one, additional Directors shall be elected so that the total number of Directors shall be five, and the number of Directors shall not exceed five unless the Bylaws of the corporation specifically so provide.

9.             The President and Secretary of the corporation shall have the authority on behalf of the corporation to enter into any contract between the corporation and all of its shareholders (a) imposing restrictions on the future transfer (whether inter vivos, by inheritance or by testamentary gift), hypothecation or other disposition of its shares; (b) granting purchase options to the corporation or its shareholders on then-currently issued and outstanding shares; or (c) requiring the corporation or its shareholders to purchase such then-currently outstanding shares upon stated contingencies.  None of the shareholders of the corporation shall have any preemptive rights with regard to the common voting stock of the corporation.

10.          No contract entered into by this corporation shall be invalid or unenforceable because of the interest of any Director in the contract, either directly or indirectly.

EXECUTED this 15th day of May, 1984.

/s/ C.E. Lanphier
C. E. Lanphier